Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FOURTH

QUARTER, FULL YEAR FISCAL 2007 RESULTS AND

INTRODUCES FIRST QUARTER 2008 GUIDANCE

FOOTHILL RANCH, Calif., March 27, 2008 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended February 2, 2008, and introduced guidance for the first quarter of fiscal 2008. The Company noted that the prior year, fiscal 2006, consisted of 53 weeks, resulting in a 14-week fiscal fourth quarter in the prior year.

The Company also provided segment financial results for Wet Seal and Arden B in Exhibit B and historical segment comparable store sales results in Exhibit C.

For the fourth quarter:

•

Net sales for the 13-week period ended February 2, 2008, were $179.6 million compared to net sales of $166.4 million for the 14-week period ended February 3, 2007. Net sales in the current year included a $3.7 million “breakage” benefit resulting from a reduction to deferred revenues for unredeemed gift cards, gift certificates and store credits remaining outstanding more than three years from their respective issuance dates. The additional week in the prior year increased prior year total reported net sales by $9.4 million.

•	Consolidated comparable store sales decreased 1.4%. Comparable store sales for Wet Seal increased 2.1% and for Arden B decreased 12.5%.

•

Operating income was $11.3 million, or 6.3% of net sales, compared to $4.8 million, or 2.9% of net sales, in the fourth quarter of fiscal 2006. Operating income in the current year quarter included the $3.7 million “breakage” benefit noted above, offset by $3.7 million in non-cash asset impairment charges, primarily to fully impair goodwill associated with the Arden B business in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Operating income in the prior year quarter included $2.3 million in stock compensation expense and $0.3 million of cash compensation expense associated with a Wet Seal merchandise consultant agreement, as well as $0.4 million in non-cash asset impairment charges.

•

Net income was $12.2 million, or $0.13 per diluted share, as compared to a net loss of $5.7 million, or $0.07 per diluted share, in the prior year fourth quarter. In addition to the items noted above, net loss in the prior year quarter included $11.0 million of non-cash interest expense to write-off unamortized discounts, deferred financing costs and accrued interest upon conversions of the Company’s convertible notes.

•	The current year fourth quarter earnings per diluted share of $0.13 exceeded the Company’s previously announced guidance for the quarter of between $0.09 and $0.10 per diluted share.

For the full year:

•	Net sales were $611.2 million, an increase of 8.3% over fiscal 2006.

•	Consolidated comparable store sales decreased 1.1%. Comparable store sales for Wet Seal increased 1.2% and for Arden B decreased 8.2%.

•

Operating income was $19.3 million, or 3.2% of net sales, compared to $15.0 million, or 2.7% of net sales, in fiscal 2006. Operating income in the current year included the $3.7 million “breakage” benefit noted above and $5.5 million in non-cash asset impairment charges, comprised of $3.5 million for the goodwill impairment noted above and $2.0 million for other long-lived assets. Operating income in the prior year included a $3.7 million benefit to net sales related to modification of the Company’s Arden B customer loyalty program, $9.8 million in stock compensation expense and $1.2 million of cash compensation expense associated with a Wet Seal merchandise consultant agreement, $0.4 million in non-cash asset impairment charges, and a $0.7 million benefit related to the reduction of accrued store closure costs.

•

Net income was $23.2 million, or $0.23 per diluted share, as compared to a net loss of $12.8 million, or $0.18 per diluted share, in fiscal 2006. In addition to the items noted above, net loss in the prior year included $29.1 million of non-cash interest expense to write-off unamortized discounts, deferred financing costs and accrued interest upon conversions of the Company’s convertible notes.

The Company generated cash flows from operations of $28.5 million during the 13 weeks ended February 2, 2008, and ended the year with $100.6 million of cash and cash equivalents and $3.6 million of long-term debt, comprised of convertible notes, net of discount. The Company’s cash equivalents as of February 2, 2008, included no exposure to auction rate securities. As of the end of the prior year fourth quarter, the Company had cash and cash equivalents of $105.3 million and long-term debt, comprised of convertible notes, net of discount, of $2.7 million.

The Company ended the current year with inventories of $31.6 million, representing a 20% decrease in inventory per square foot versus the end of the prior year.

Ed Thomas, chief executive officer, commented, “We were pleased to have delivered fourth quarter results above expectations despite the challenging retail environment. We are also proud of the progress we made on several key initiatives, including structural changes at Arden B, tighter inventory controls and better aligned management incentive goals.”

Mr. Thomas continued, “While we are excited about the progress we have made, we realize that we are still in the early stages of the turnaround of our Arden B business. We will continue to take aggressive steps to revitalize Arden B, a once very profitable business in an underserved segment of women’s retail, though we expect the current inventory mix issues at Arden B will continue to negatively impact results until we begin to have an improved inventory mix flowing into the stores at the end of April. At the same time, we are also working to drive improved sales productivity at Wet Seal.”

Store Openings

The Company opened four net new stores during the quarter. At February 2, 2008, the Company operated 494 stores in 47 states, the District of Columbia and Puerto Rico, including 399 Wet Seal stores and 95 Arden B stores.

Capital Expenditures and Depreciation

During the fourth quarter, the Company incurred capital expenditures of $5.2 million. For fiscal 2007, the Company incurred capital expenditures of $38.6 million, of which $25.1 million was for construction of new stores. The Company received tenant improvement allowance in fiscal 2007 of $10.9 million associated primarily with new store construction, resulting in net capital expenditures for the year of $27.7 million.

Depreciation expense for the fiscal 2007 fourth quarter and full year was $3.7 million and $13.7 million, respectively.

Capital Transactions

During the fourth quarter, the Company did not repurchase shares under an existing share repurchase program. Year-to-date, the Company repurchased 3,593,700 shares for a total cost of $20.1 million.

Income Taxes

The Company had approximately $158 million of federal net operating loss carry forwards available to offset taxable income entering fiscal 2007 and utilized $20 million of these net operating loss carry forwards to offset regular taxable income during the year, leaving $138 million of net operating loss carry forwards available to offset taxable income in fiscal 2008 and thereafter, subject to certain annual limitations. The Company reported an effective tax rate of approximately 1.6% for the year, mainly due to limitations in its ability to offset alternative minimum taxes with net operating loss tax carry forwards.

First Quarter Fiscal 2008 Guidance

For the first quarter of fiscal 2008, based on current market conditions, earnings are estimated in the range of $0.04 to $0.06 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $140.2 million and $143.2 million versus $138.0 million in the prior year first quarter.

•	Comparable store sales decline between 7% and 9% versus a 2.7% increase in the prior year first quarter.

•	Two net new store openings, with two net openings at Wet Seal and none at Arden B. In the prior year first quarter, the Company opened 18 net new stores.

•

Gross margin rate between 31.3% and 32.4% of net sales versus 35.0% in the prior year first quarter, with the decrease driven mainly by a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline and a decrease in merchandise margin versus a comparatively strong prior year first quarter result.

•	SG&A expense between 28.7% and 28.8% of net sales versus 30.1% in the prior year first quarter.

•	Operating income between $3.4 million and $5.3 million versus $6.6 million in the prior year first quarter.

•	Interest income of $0.5 million versus $1.2 million in the prior year first quarter.

•	Income tax expense between $0.1 million and $0.2 million versus $0.2 million in the prior year first quarter.

•	Weighted average shares outstanding of 97 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

For all of fiscal 2008, the Company expects its store count to remain flat or grow nominally, with 20 to 25 planned openings at Wet Seal offset by a similar number of combined Wet Seal and Arden B closings as leases expire. The Company forecasts fiscal 2008 net capital expenditures will be between $24 million and $25 million, of which between $18 million and $20 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

The Company believes net operating loss carry forwards available will be sufficient to offset all federal regular taxable income in fiscal 2008. Accordingly, the Company forecasts an effective income tax rate of 3% in fiscal 2008 related to a limited portion of federal alternative minimum taxes that cannot be offset by net operating loss carry forwards, as well as certain state income taxes.

The Company also noted that in February 2008, the first month of the first quarter of fiscal 2008, the previously reported consolidated comparable store sales decline of 8.2% was comprised of a 3.6% decline for Wet Seal and a 23.9% decline for Arden B.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Time today. To participate in the conference call, please dial (888) 271-8595 and provide ID # 4337723. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through April 3, 2008. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of March 1, 2008, the Company operated a total of 494 stores in 47 states, the District of Columbia and Puerto Rico, including 399 Wet Seal stores and 95 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its first quarter and other forecasts for the full year of fiscal 2008, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Summary Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	February 2, 2008	February 3, 2007
ASSETS
Cash and cash equivalents	$100,618	$105,254
Income taxes receivable	167	56
Other receivables	5,715	3,604
Merchandise inventories	31,590	34,231
Prepaid expenses	10,991	8,795

Total current assets	149,081	151,940
Net equipment and leasehold improvements	72,881	50,525
Deferred financing costs	412	555
Other assets	1,702	1,651
Goodwill	—	3,496

Total Assets	$224,076	$208,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$9,474	$11,143
Accounts payable - other	10,197	10,078
Income taxes payable	—	128
Accrued liabilities	34,445	37,256
Current portion of deferred rent	4,729	3,381

Total current liabilities	58,845	61,986
Secured convertible notes	3,583	2,739
Deferred rent	29,686	22,501
Other long-term liabilities	1,956	1,977

Total liabilities	94,070	89,203

Convertible preferred stock	2,167	2,167

Total stockholders’ equity	127,839	116,797

Total liabilities and stockholders’ equity	$224,076	$208,167

Exhibit A (continued)

The Wet Seal, Inc.

Summary Statements of Operations

(000’s Omitted, Except EPS and Share Data)

(Unaudited)

	Thirteen Weeks Ended February 2, 2008	Fourteen Weeks Ended February 3, 2007	Fifty-Two Weeks Ended February 2, 2008	Fifty-Three Weeks Ended February 3, 2007
Net sales	$179,552	$166,401	$611,163	$564,324
Gross margin	61,195	55,929	202,271	193,436
Selling, general & administrative expenses	46,134	50,745	177,468	178,703
Store closure adjustments	—	(90)	—	(730)
Asset impairment	3,733	425	5,546	425

Operating income	11,328	4,849	19,257	15,038
Interest income (expense), net	917	(10,197)	4,353	(27,568)

Income (loss) before provision for income taxes	12,245	(5,348)	23,610	(12,530)
Provision for income taxes	37	310	378	308

Net income (loss)	$12,208	$(5,658)	$23,232	$(12,838)

Weighted average shares, basic	90,064,566	79,266,420	91,154,133	72,577,398
Basic EPS	$0.13	$(0.07)	$0.24	$(0.18)
Weighted average shares, diluted	96,734,291	79,266,420	100,938,542	72,577,398
Diluted EPS	$0.13	$(0.07)	$0.23	$(0.18)

Exhibit B

Segment Reporting

	Wet Seal		Arden B		Corporate		Total
Fiscal 2007	Q407	FY07	Q407	FY07	Q407	FY07	Q407	FY07
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$142,214	$478,405	$37,338	$132,758	n/a	n/a	$179,552	$611,163
% of total sales	79%	78%	21%	22%	n/a	n/a	100%	100%
Comparable store sales % increase (decrease)	2.1%	1.2%	(12.5)%	(8.2)%	n/a	n/a	(1.4)%	(1.1)%
Operating income (loss)	$25,294	$69,188	$(5,362)	$(14,953)	$(8,604)	$(34,978)	$11,328	$19,257
Interest income – net	—	—	—	—	$917	$4,353	$917	$4,353
Income (loss) before provision for income taxes	$25,294	$69,188	$(5,362)	$(14,953)	$(7,687)	$(30,625)	$12,245	$23,610
Depreciation	$2,503	$8,498	$768	$3,309	$477	$1,866	$3,748	$13,673
Number of stores as of year end		399		95		—		494
Sales per square foot		$314		$420		—		$332
Square footage as of year end		1,568		295		—		1,863

	Wet Seal		Arden B		Corporate		Total
Fiscal 2006	Q406	FY06	Q406	FY06	Q406	FY06	Q406	FY06
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$123,210	$417,098	$43,191	$147,226	n/a	n/a	$166,401	$564,324
% of total sales	74%	74%	26%	26%	n/a	n/a	100%	100%
Comparable store sales % increase (decrease)	4.5%	8.8%	(0.8)%	(1.1)%	n/a	n/a	3.1%	6.1%
Operating income (loss)	$16,056	$47,193	$(2,028)	$2,878	$(9,179)	$(35,033)	$4,849	$15,038
Interest Expense – net	—	—	—	—	$(10,197)	$(27,568)	$(10,197)	$(27,568)
Income (loss) before provision for income taxes	$16,056	$47,193	$(2,028)	$2,878	$(19,376)	$(62,601)	$(5,348)	$(12,530)
Depreciation	$1,963	$6,461	$1,089	$3,727	$549	$2,200	$3,601	$12,388
Number of stores as of year end		338		92		—		430
Sales per square foot		$321		$459		—		$348
Square footage as of year end		1,316		297		—		1,613

In the tables above, Wet Seal and Arden B reportable segments include net sales and operating results generated from their respective stores and e-commerce operations. The “Corporate” column is presented to allow for reconciliation of segment contributions to consolidated operating income (loss); interest income (expense), net; and income (loss) before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment charges, store closure costs, and other direct store and field management expenses, with no allocation of corporate general and administrative expenses or interest income and expense.

Wet Seal operating segment results in the fourth quarter and full year fiscal 2007 include $2.9 million and $2.9 million, respectively, of additional net sales resulting from the recognition of “breakage” on gift cards, gift certificates and store credits, and less than $0.1 million and $0.2 million, respectively, of asset impairment charges. Wet Seal operating segment results in the fourth quarter and full year fiscal 2006 include $0.1 million and $0.7 million, respectively, of benefits related to the reduction of accrued store closure costs and $0.1 million and $0.1 million, respectively, of asset impairment charges, as well as $0.3 million and $1.2 million, respectively, of cash compensation and $2.3 million and $9.8 million, respectively, of stock compensation charges associated with our use of a merchandising consultant.

Arden B operating segment results in the fourth quarter and full year fiscal 2007 include $0.8 million and $0.8 million, respectively, of additional net sales resulting from the recognition of “breakage” on gift cards, gift certificates and store credits, and $3.7 million and $5.4 million, respectively, of goodwill and other asset impairment charges. Arden B operating segment results in the fourth quarter and full year fiscal 2006 include none and $3.7 million, respectively, of additional net sales due to modification of the division’s customer loyalty program and $0.3 million and $0.3 million, respectively, of asset impairment charges.

Corporate expenses in the fourth quarter and full year fiscal 2006 include interest expense of $11.0 million and $29.1 million, respectively, as a result of accelerated write-off of discounts on secured convertible notes, deferred financing costs and accrued interest upon conversions of secured convertible notes.

Exhibit C

The Wet Seal, Inc.

Comparable Store Sales History by Division

Fiscal 2006 - Fiscal 2007

Fiscal 2007	Consolidated	Wet Seal	Arden B
February	5.0%	5.2%	4.2%
March	10.9%	14.0%	1.8%
April	-9.6%	-10.0%	-8.3%

Q1	2.7%	3.8%	-0.7%

May	1.9%	3.1%	-1.7%
June	0.7%	2.8%	-6.0%
July	-7.2%	-6.0%	-11.4%

Q2	-1.7%	-0.2%	-6.5%

August	1.7%	5.4%	-12.0%
September	-7.0%	-4.7%	-13.6%
October	-5.4%	-3.7%	-10.3%

Q3	-3.4%	-0.7%	-12.1%

November	-1.7%	0.0%	-6.7%
December	0.6%	4.8%	-12.7%
January	-5.7%	-1.1%	-21.2%

Q4	-1.4%	2.1%	-12.5%

Fiscal Year	-1.1%	1.2%	-8.2%

Fiscal 2006	Consolidated	Wet Seal	Arden B
February	29.3%	47.9%	-4.6%
March	16.2%	26.0%	-4.8%
April	17.0%	20.1%	8.7%

Q1	20.0%	29.4%	-0.7%

May	-8.3%	-5.0%	-16.9%
June	-4.0%	-4.0%	-4.1%
July	6.4%	8.1%	0.8%

Q2	-2.2%	-0.5%	-7.0%

August	8.7%	8.6%	9.1%
September	5.8%	8.3%	-0.7%
October	7.5%	8.7%	4.5%

Q3	7.3%	8.5%	3.9%

November	5.5%	7.3%	0.8%
December	1.3%	2.1%	-0.7%
January	3.6%	5.8%	-2.7%

Q4	3.1%	4.5%	-0.8%

Fiscal Year	6.1%	8.8%	-1.1%